Exhibit 99.1

Galectin Therapeutics Strengthens Board of Directors with Appointment of Henry Brem, M.D.

NORCROSS, Ga., March 17, 2026 (GLOBE NEWSWIRE) -- Galectin Therapeutics Inc. (NASDAQ:GALT), the leading developer of galectin-3-targeted therapeutics for patients with MASH cirrhosis and portal hypertension, today announced it has appointed Henry Brem, M.D., as an independent director to its Board of Directors.

Dr. Brem is an internationally recognized neurosurgeon-scientist and leader in translational medicine. He serves as the Henry Brem Professor of Neurosurgery at Johns Hopkins University and previously served as Director of the Department of Neurosurgery and Neurosurgeon-in-Chief at The Johns Hopkins Medical Institutions. He is also Co-Director of the Brain Cancer Program at the Sidney Kimmel Comprehensive Cancer Center.

“Dr. Brem is a pioneering physician-scientist whose career exemplifies the successful translation of innovative science into meaningful therapies for patients,” said Richard E. Uihlein, Chairman of the Board of Directors of Galectin Therapeutics. “His deep experience leading complex clinical development programs and advancing novel therapeutic platforms through regulatory approval will be invaluable as we advance belapectin for patients with MASH cirrhosis and portal hypertension.”

Dr. Brem has helped transform neurosurgical oncology through the development of image-guided surgical techniques and localized drug delivery systems, including Gliadel® wafers for brain tumors. He has published more than 416 peer-reviewed papers, holds multiple patents, and has been continuously funded by the NIH for over four decades. He is a member of the National Academy of Medicine and has received numerous honors recognizing his contributions to clinical excellence and translational research.

With the appointment of Dr. Brem, Galectin continues to strengthen its Board with leaders who bring deep scientific and clinical expertise to support the Company’s strategic priorities and upcoming milestones.

About Galectin Therapeutics
Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver disease and cancer. Galectin’s lead drug belapectin is a carbohydrate-based drug that inhibits the galectin-3 protein, which is directly involved in multiple inflammatory, fibrotic, and malignant diseases, for which it has Fast Track designation by the U.S. Food and Drug Administration. The lead development program is in metabolic dysfunction-associated steatohepatitis (MASH, formerly known as nonalcoholic steatohepatitis, or NASH) with cirrhosis, the most advanced form of MASH-related fibrosis. Liver cirrhosis is one of the most pressing medical need and a significant drug development opportunity. Additional development programs are in treatment of combination immunotherapy for advanced head and neck cancers and other malignancies. Advancement of these additional clinical programs is largely dependent on finding a suitable partner. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect”, “look forward”, “believe”, “hope” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for belapectin will lead to the first therapy for the treatment of MASH, formerly known as NASH, with cirrhosis and those regarding the hope that our lead compounds will be successful in cancer immunotherapy and in other therapeutic indications. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, full analysis of the NAVIGATE trial data may not product positive data; Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of belapectin or any of its other drugs in development; the Company may not be successful in scaling up manufacturing and meeting requirements related to chemistry, manufacturing and control matters; the Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could require larger and longer trials, which would be time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Company Contact:

Jack Callicutt, Chief Financial Officer
(678) 620-3186
ir@galectintherapeutics.com

Investors Relations Contacts:

Kevin Gardner
kgardner@lifesciadvisors.com

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc. Belapectin is the USAN assigned name for Galectin Therapeutics’ galectin-3 inhibitor belapectin.